Deloitte
Haskins & Sells




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-122536 on Form F-3, as amended, of our report dated June 29, 2005, relating to the consolidated financial statements and financial statement schedules of Rediff.com India Limited and subsidiaries as of March 31, 2005 and 2004 and for each of the three years in the period ended March 31, 2005, appearing in the Annual Report on Form 20-F of Rediff.com India Limited and subsidiaries for the year ended March 31, 2005.


/s/ Deloitte Haskins & Sells
DELOITTE HASKINS & SELLS


Mumbai, India
September 19, 2005